Exhibit 10.42

SCHEDULE 6: THE ESCROW AGENT AGREEMENT

             2004

TELEWEST COMMUNICATIONS PLC

TELEWEST FINANCE (JERSEY) LIMITED

TELEWEST UK LIMITED

TELEWEST GLOBAL, INC.

THE BANK OF NEW YORK

ESCROW AGENT

AGREEMENT

THIS AGREEMENT is made by way of deed on [            ] 2004

BETWEEN:

(1)	TELEWEST COMMUNICATIONS PLC, a public limited company incorporated in England and Wales with registered number 2983307 (Telewest);

(2)	TELEWEST FINANCE (JERSEY) LIMITED, a limited liability company incorporated in Jersey with registered number 77278 (Telewest Jersey);

(3)	TELEWEST UK LIMITED, a private limited company incorporated in England and Wales with registered number 495679 (Telewest UK);

(4)	TELEWEST GLOBAL, INC, a Delaware corporation (New Telewest); and

(5)	THE BANK OF NEW YORK, a New York banking corporation acting through its New York branch (Escrow Agent).

WHEREAS:

A.	Telewest proposes to enter into a creditors’ scheme of arrangement (the Telewest Scheme) under section 425 of the Companies Act 1985 (the Act) with its Scheme Creditors (as defined in the Telewest Scheme).

B.	Telewest Jersey proposes to enter into a separate creditors’ scheme of arrangement (the Jersey Scheme) (on identical terms) under both section 425 of the Act and article 125 of the Companies (Jersey) Law 1991 (the Jersey Act) with its Jersey Scheme Creditors (as defined in the Jersey Scheme).

C.	The Telewest Scheme and the Jersey Scheme are set out in Schedules 1 and 2 to the explanatory statement relating to the Schemes prepared in accordance with section 426 of the Act and article 126 of the Jersey Act and to be filed with the High Court and the Jersey Court on or about [ ] 2004, as either of them may be approved or modified by the relevant courts.

D.	The Telewest Scheme and the Jersey Scheme provide for the appointment of the Escrow Agent who will be responsible for, amongst other things, holding the New Shares (as defined in the respective Schemes) in custody for, and distributing the Share Entitlements to, the Scheme Creditors and the relevant number of New Shares to Shareholders in accordance with the terms of the Schemes and this Agreement.

E.	In the event that Telewest and Telewest Jersey enter into liquidation, Telewest’s and Telewest Jersey’s obligations under the Telewest Scheme and the Jersey Scheme will continue to be performed by Telewest and Telewest Jersey in liquidation. However, to the extent that the liquidators of Telewest and Telewest Jersey wish to close the liquidation whilst the obligations of Telewest and Telewest Jersey under the Telewest Scheme and the Jersey Scheme remain to be performed, Telewest UK has agreed to undertake to perform such obligations in the place of Telewest and Telewest Jersey provided always that such obligations do not involve the exercise of discretion on behalf of Telewest UK and, as such, are wholly of a mechanical nature, or, to the extent that such obligations would involve the exercise of discretion on behalf of Telewest UK, that the liquidators of Telewest and Telewest Jersey set out detailed and comprehensive instructions to Telewest UK as to how that discretion should be exercised. In no event, however, shall Telewest UK be obliged to perform any such obligation to the extent that it would, or may be likely to, prevent qualification of the Financial Restructuring as a tax-free reorganisation for US federal income tax purposes.

F.	The Escrow Agent will undertake to the High Court and the Jersey Court to act in accordance with the terms of this Agreement.

G.	This Agreement is entered into as contemplated by the terms of the Schemes.

H.	It is the intention of the parties that this Agreement be executed as a deed.

IT IS AGREED AND THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	Capitalised terms used in this Agreement shall have the meanings given to them in each Scheme unless otherwise expressly provided in this Agreement.

1.2	In this Agreement:

Agreed Scheme Claim means an Agreed Scheme Claim (as defined in the Telewest Scheme) and/or a Jersey Agreed Scheme Claim, as the context requires;

Agreed Scheme Creditor means an Agreed Scheme Creditor (as defined in the Telewest Scheme) and/or a Jersey Agreed Scheme Creditor;

Ancillary Claim means an Ancillary Claim (as defined in the Telewest Scheme) and/or a Jersey Ancillary Claim;

Bar Date means the Bar Date (as defined in the Telewest Scheme);

Bondholder means a Bondholder (as defined in the Telewest Scheme) and/or a Jersey Bondholder;

Business Day means any day other than a Saturday, Sunday or any other day which is a public holiday in England and Wales, Jersey or New York;

Distribution Notice means a notice served by Telewest or Telewest Jersey directing the Escrow Agent to transfer New Shares or cash (as appropriate) comprised in a Scheme Creditor’s Share Entitlement in respect of an Agreed Scheme Claim, to a Scheme Creditor or its Nominated Recipient or, in respect of a Scheme Claim of a Bondholder, to its Participant;

DWAC Instruction means a deposit or withdrawal at custodian instruction given through the DTC;

Effective Date means the Effective Date (as defined in the Telewest Scheme) and/or the Jersey Effective Date;

Escrow Account means the Telewest Escrow Account and/or the Jersey Escrow Account, as the context requires and Escrow Accounts means both of them;

Force Majeure means, in relation to any party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other form of industrial action);

Forms of Proxy means the forms of proxy for use at the Meeting;

Jersey Escrow Account means the account to be established with The Bank of New York to hold New Shares (in physical form or in a DTC account) and cash into which the Escrow Agent will transfer all and any New Shares to which Telewest Jersey becomes entitled from time to time under the terms of the Telewest Scheme;

Jersey Final Distribution Date means the date of the Final Distribution as defined in the Jersey Scheme;

Known Scheme Creditors means Known Scheme Creditors (as defined in the Telewest Scheme) and/or Jersey Known Scheme Creditors;

Notes means the Notes (as defined in the Telewest Scheme) and/or the Jersey Notes;

Notified Ancillary Scheme Claim means a Notified Ancillary Scheme Claim (as defined in the Telewest Scheme) and/or a Jersey Notified Ancillary Scheme Claim;

Notified Scheme Claim means a Notified Scheme Claim (as defined in the Telewest Scheme) and/or a Jersey Notified Scheme Claim;

Notified Scheme Creditor means a Notified Scheme Creditor (as defined in the Telewest Scheme) and/or a Jersey Notified Scheme Creditor;

Schemes means the Telewest Scheme and/or the Jersey Scheme;

Scheme Claim means a Scheme Claim (as defined in the Telewest Scheme) and/or a Jersey Scheme Claim;

Scheme Creditor means a Scheme Creditor (as defined in the Telewest Scheme) and/or a Jersey Scheme Creditor and Scheme Creditors means any one or all of them, as the context requires;

Shareholder Distribution Notice means the notice as described in clause 6.1;

Telewest Bondholders means Bondholders as defined in the Telewest Scheme;

Telewest Escrow Account means the account to be established with The Bank of New York to hold New Shares (in physical form or in a DTC account) and cash;

Telewest Final Distribution Date means the date of the Final Distribution as defined in the Telewest Scheme;

Transfer Agent means The Bank of New York in its capacity as transfer agent for the shareholders of New Telewest; and

Website means the website to be established by Innisfree M&A Incorporated at www.innisfree-telewest-registration.com for Participants to submit information provided by Bondholders on their Forms of Proxy.

1.3	In this Agreement:

(a)	references to a person include an individual, firm, partnership, company, corporation, unincorporated body of persons and any state or state agency;

(b)	references to a natural person include his estate and personal representatives;

(c)	references to a party to this Agreement include references to the successors or assigns (immediate or otherwise) of that party; and

(d)	references to the singular include the plural and vice versa and words importing one gender shall include all genders.

1.4	Sub-clauses 1.1 to 1.3 above apply unless the contrary intention appears.

1.5	The headings in this Agreement do not affect its interpretation.

2.	COMMENCEMENT

2.1	For the avoidance of doubt, the obligations of the parties pursuant to this Agreement shall have effect from the date of execution of this Agreement.

2.2	Telewest and Telewest Jersey shall notify promptly the Escrow Agent upon the occurrence of the Effective Date and the Jersey Effective Date respectively.

3.	AGREEMENT TO ACT

3.1	The Escrow Agent hereby appointed by each of Telewest and Telewest Jersey agrees to act as custodian of and hold in escrow the New Shares as at the Effective Date (or as soon as practicable thereafter) and to distribute New Shares to Shareholders and Share Entitlements to Scheme Creditors in accordance with the terms of each Scheme and this Agreement.

3.2	The Escrow Agent covenants with each of the other parties to this Agreement to appear by counsel at the hearings to sanction the Telewest Scheme and the Jersey Scheme to provide an undertaking in the form set out in Schedule 1 to this Agreement to the relevant court.

4.	ESTABLISHMENT OF ESCROW ACCOUNTS

4.1	As soon as reasonably practicable after the date of this Agreement and in any event before the Effective Date, the Escrow Agent undertakes to Telewest and Telewest Jersey that it shall establish the Escrow Accounts. The Escrow Agent shall provide to Telewest and Telewest Jersey prompt written confirmation of the establishment of the Escrow Accounts.

4.2	On the Effective Date, or as soon as practicable thereafter, upon notification from Telewest that the Effective Date has occurred, New Telewest will issue and transfer, via the Transfer Agent, all the New Shares into the Telewest Escrow Account.

4.3	New Shares and any cash applicable to Shareholders or Notified Scheme Creditors will be held by the Escrow Agent in the relevant Escrow Account as bare trustee for the relevant Shareholders or Notified Scheme Creditors. The Escrow Agent shall at no time whatsoever have any beneficial interest in the New Shares or any cash held by it pursuant to the Schemes.

4.4	Any dividends paid on any New Shares applicable to Shareholders or Notified Scheme Creditors held by the Escrow Agent in the Escrow Account, or any other payment whatsoever made in respect of the New Shares held in the Escrow Account by the Escrow Agent, shall be paid to and received by the Escrow Agent as follows:

(a)	in the case of New Shares relating to Agreed Scheme Claims, to be held on bare trust absolutely for the relevant Agreed Scheme Creditor and the Escrow Agent shall pay such amounts to that Agreed Scheme Creditor or to that Agreed Scheme Creditor’s Designated DTC Account and/or that Agreed Scheme Creditor’s Nominated Recipient (as appropriate) together with any interest which may have accrued thereon at the time any distribution of New Shares, or the Net Proceeds of Sale thereof, is made to the relevant Agreed Scheme Creditor;

(b)	in the case of New Shares applicable to Notified Scheme Claims that do not at the time such dividend is paid or other payment is made, constitute Agreed Scheme Claims, the Escrow Agent shall hold such amounts in the relevant Escrow Account on bare trust absolutely for the relevant Notified Scheme Creditor until the receipt of a valid Distribution Notice. On receipt of a valid Distribution Notice, the Escrow Agent shall pay such amounts to the relevant Notified Scheme Creditor or that Notified Scheme Creditor’s Designated DTC Account and/or that Notified Scheme Creditor’s Nominated Recipient (as appropriate) together with any interest which may have accrued thereon at the time any distribution of New Shares, or the Net Proceeds of Sale thereof, is made to the relevant Scheme Creditor; and

(c)	in the case of New Shares relating to Shareholders, to be held on bare trust absolutely for the relevant Shareholder and the Escrow Agent shall pay such amounts together with any interest which may have accrued thereon at the time any distribution of New Shares, or the Net Proceeds of Sale thereof, is made to the relevant Shareholder, to the Registrar for onward transmission to the relevant Shareholder.

4.5	The Escrow Agent shall, promptly after receipt or onward transfer of the same pursuant to any of sub-clauses 4.2 to 4.4 above, provide to Telewest and Telewest Jersey (as appropriate) an acknowledgement of the receipt or onward transfer of each part of the New Shares and/or dividends paid, transferred, issued or allotted to it.

4.6	The entity with which any Escrow Account is held may only be changed by the Escrow Agent if the Escrow Agent obtains the consent of Telewest and/or Telewest Jersey, such consent not to be unreasonably withheld. Telewest or Telewest Jersey may also direct the Escrow Agent to change the entity with which any Escrow Account is held, subject to approval by the Escrow Agent, such approval not to be unreasonably withheld.

4.7	The Escrow Agent shall not have, and shall procure that none of its respective delegates shall have, any right of indemnity, set off, combination of accounts or any other right whatsoever to apply the assets comprised in the Escrow Accounts or any of them in discharge or satisfaction of any cost, right of reimbursement, expense, loss or other liability of the Escrow Agent and all such rights are hereby released by the Escrow Agent.

5.	UNDERTAKINGS

5.1	The Escrow Agent agrees that it shall have no discretion in the making or withholding of any New Shares or cash (as applicable) or credit or transfer required by a Distribution Notice or a Shareholder Distribution Notice, or portion thereof. Subject to sub-clause 11.19 below, the Escrow Agent undertakes at all times to comply with the instructions contained in the Distribution Notices and Shareholder Distribution Notices and any other lawful directions given to it by, or on behalf of, Telewest or Telewest Jersey.

5.2	The Escrow Agent undertakes that any distribution or transfer shall only be made following receipt by the Escrow Agent of a Distribution Notice or Shareholder Distribution Notice (as applicable) or any other lawful directions given to it by, or on behalf of, Telewest or Telewest Jersey and then only in accordance with the terms of that Distribution Notice, Shareholder Distribution Notice or other lawful direction.

5.3	Subject to sub-clauses 11.18 and 11.19, the Escrow Agent undertakes that it will take any and all action required by Telewest and Telewest Jersey in order to give effect to the provisions of the relevant Scheme provided that its proper costs and expenses of doing so (including legal fees) are paid by Telewest or Telewest Jersey, as appropriate.

5.4	Subject as provided in sub-clauses 5.3, 11.18 and 11.19, the Escrow Agent undertakes that, save with the prior written consent of Telewest or Telewest Jersey, it will not take any action affecting the Escrow Accounts or any part of them except where necessary to give effect to the Schemes or the terms of any Distribution Notice or Shareholder Distribution Notice.

5.5	The Escrow Agent undertakes in favour of Telewest and Telewest Jersey that it will act honestly and in good faith and will exercise the diligence expected of a reasonably prudent escrow agent in the fulfilment and/or exercise of its duties and obligations under this Agreement.

6.	DISTRIBUTIONS TO SHAREHOLDERS

6.1	Telewest will procure that the Registrar will notify the Escrow Agent, as soon as reasonably practicable, but in any event before 11:00 a.m. (London time) on the Effective Date, of the following:

(a)	the number of New Shares that the ADR Depositary will receive under the Telewest Scheme (excluding, for the avoidance of doubt, any fractional entitlements);

(b)	subject to having been provided by Telewest, the Escrow Agent or the Shareholders themselves in advance with the relevant names, the respective numbers of New Shares that certain Shareholders who have elected to receive New Shares through DTC (the DTC Shareholders) will receive under the Telewest Scheme (excluding, for the avoidance of doubt, any fractional entitlements);

(c)	the aggregate number of New Shares that Shareholders who will receive their New Shares through CREST will receive under the Telewest Scheme (excluding, for the avoidance of doubt, any fractional entitlements);

(d)	the aggregate number of New Shares that Shareholders in jurisdictions outside the US and UK are entitled to receive under the Telewest Scheme (including an analysis per jurisdiction and per individual Shareholder) (excluding, for the avoidance of doubt, any fractional entitlements); and

(e)	the number of New Shares that represent the nominal value of the aggregate fractional entitlements of Shareholders under the Telewest Scheme.

Such notice shall be given by the Registrar on behalf of Telewest and shall constitute a Shareholder Distribution Notice instructing the Escrow Agent to comply with its obligations under this Agreement as set out in sub-clauses 6.2 to 6.6.

6.2	As soon as reasonably practicable after receipt of the notification under sub-clause 6.1(a), the Escrow Agent will notify the ADR Depositary of the number of New Shares it will receive under the Telewest Scheme (excluding, for the avoidance of doubt, any fractional entitlements).

6.3	The Escrow Agent undertakes on the Business Day following the Bar Date, subject to clause 6.5, to:

(a)	transfer the number of New Shares notified to the Escrow Agent pursuant to sub-clause 6.1(a) to the DTC account of the ADR Depositary;

(b)	transfer the number of New Shares notified to the Escrow Agent pursuant to sub-clause 6.1(b) above to the respective DTC accounts of those Shareholders who have elected to receive their New Shares through DTC; and

(c)	transfer the number of New Shares notified to the Escrow Agent pursuant to sub-clause 6.1(c) above to the DTC account of CREST International Nominees Limited.

6.4	The Escrow Agent will, as soon as reasonably practicable after the Business Day following the Bar Date, sell, or procure the sale of, the number of New Shares notified to it pursuant to sub-clause 6.1(e) above on the Open Market and, subject to clauses 6.6 and 6.7, pay the Net Proceeds of Sale of such New Shares to the Registrar for onward transmission to the relevant Shareholders in accordance with their respective fractional entitlements.

6.5	The Escrow Agent will not distribute New Shares, or procure the distribution of New Shares, to Shareholders where such distributions of New Shares to Shareholders in jurisdictions outside the US and the UK would, or might in its opinion (subject to the prior consent from Telewest), be unduly onerous or where Telewest directs the Escrow Agent that such distributions would, or might be, prohibited by any relevant law. If directed by Telewest, the Escrow Agent shall sell, or procure the sale of, such New Shares on the Open Market and, subject to clause 6.6 and 6.7, pay the Net Proceeds of Sale to the Registrar for onward transmission to the Shareholders who would otherwise have been entitled to receive such New Shares.

6.6	The Escrow Agent will convert the Net Proceeds of Sale for the Shareholders, other than the ADR Depositary, into the sterling equivalent.

6.7	The price, terms, timing and manner of any sale under this clause 6, and any currency exchange effected by the Escrow Agent in connection with or related to the sale or the proceeds of the sale, shall be at the Escrow Agent’s sole discretion and the Escrow Agent shall have no Liability for any loss or alleged loss arising from such sale or a failure to procure any purchaser for such New Shares (save to the extent such loss or alleged loss is caused by the negligence, wilful default or fraud of the Escrow Agent).

6.8	The Escrow Agent will use its best endeavours to procure that, on request, stock certificates and/or other documents of title in respect of the New Shares are transferred to the relevant Shareholder (or ADR holder) as soon as reasonably practicable.

7.	DETERMINATION OF SCHEME CLAIMS

7.1	In accordance with the Schemes, Telewest or Telewest Jersey (as appropriate) shall determine the Scheme Claims, other than the Scheme Claims of Bondholders arising directly out of unpaid principal and interest under the Notes, and shall decide whether or not they shall become Agreed Scheme Claims. The Escrow Agent will provide all reasonable assistance to Telewest and Telewest Jersey in their determination of Scheme Claims.

7.2	Bondholders are not required by the terms of the relevant Schemes to complete a Claim Form in respect of their Scheme Claims arising directly out of unpaid principal and interest under the Notes. Bondholders may complete a Form of Proxy in advance of the relevant Meeting for the purposes both of voting and to inform Telewest or Telewest Jersey (as appropriate) of the name into which they would like the definitive registered certificates representing their holdings of Notes to be registered. The relevant information will be completed by Participants on the Website. Telewest and Telewest Jersey will procure that all information provided on the Website will be transmitted to the Escrow Agent as soon as reasonably practicable on or following the Voting Deadline.

7.3	Before the relevant Meeting, the Escrow Agent undertakes in favour of Telewest and Telewest Jersey:

(a)	to sign and prepare the definitive registered certificates of the Notes (in accordance with the terms of the Company Indentures and the Jersey Indenture) requested by Bondholders to be exchanged into definitive form and to hold such definitive form certificates in accordance with the terms of this Agreement; and

(b)	in respect of information submitted on the Website, liaise with each of DTC, Euroclear, Clearstream and Innisfree M&A Incorporated, to ensure that all Notes, the subject of the information submitted on the Website, have been blocked from trading through the appropriate procedures in the relevant Clearing System and that appropriate unique reference or VOI numbers, as the case may be, have been granted to the relevant Participants.

7.4	After the relevant Meeting, the Escrow Agent undertakes in favour of Telewest and Telewest Jersey:

(a)	to post Claim Forms to each of the Notified Scheme Creditors other than Bondholders (at the addresses provided by them), including any Scheme Creditors that have notified Telewest or Telewest Jersey (as appropriate) that they have Ancillary Claims;

(b)	to collate all hard copy Claim Forms received and check that they have been duly completed;

(c)	to notify the relevant Notified Scheme Creditors of any missing information and any manifest errors in each Claim Form received by it;

(d)	to maintain records of all Claim Forms received and to make such records available to Telewest or Telewest Jersey (as appropriate) at all reasonable times upon request; and

(e)	to provide to Telewest or Telewest Jersey (as appropriate) information on each Notified Scheme Claim for Telewest or Telewest Jersey (as appropriate) to verify the legitimacy and the quantum of such claim.

7.5	Prior to the Effective Date, the Escrow Agent will hold the definitive registered certificates in escrow for the Definitive Holders pending the Effective Date.

7.6	On the Effective Date, upon notice from Telewest or Telewest Jersey, the Escrow Agent shall convert the definitive registered certificates into book-entry interests in the global form of the relevant Notes. The Escrow Agent shall liaise with the Clearing Systems to ensure that such exchange is recorded in the Clearing Systems.

7.7	If (i) either Scheme is not approved at the relevant Meeting; or (ii) the Court does not sanction either Scheme either at first instance, or, if appropriate, on final appeal against Telewest or Telewest Jersey (as appropriate); or (iii) the Effective Date has not occurred by [ ] or 60 days after the date of any vote by Scheme Creditors to approve the Schemes, subject to that vote occurring on or before [ ] 2004, the Escrow Agent shall, as soon as practicable after the first date of such dates to occur, deliver by ordinary uninsured post, definitive registered certificates to the relevant addresses of the Definitive Holders provided on the Forms of Proxy.

8.	INITIAL DISTRIBUTIONS TO SCHEME CREDITORS UNDER THE SCHEMES

8.1	On the Business Day following the Bar Date, or as soon as practicable thereafter, Telewest will deliver to the Escrow Agent the following Distribution Notices identifying the total number of New Shares to be distributed in the Initial Distribution to:

(a)	Telewest Bondholders;

(b)	the Jersey Escrow Account (in respect of Telewest Jersey’s Scheme Claim in the Telewest Scheme); and

(c)	all other Notified Scheme Creditors with Agreed Scheme Claims at the Bar Date.

8.2	On receipt of the Distribution Notice referred to in sub-clause 8.1(a) above, the Escrow Agent will instruct the Transfer Agent to transfer the total number of New Shares for Telewest Bondholders holding Notes which are eligible in DTC into DTC. The Escrow Agent will instruct DTC to distribute the relevant number of New Shares pro rata to the relevant DTC Participants.

8.3	On receipt of the Distribution Notice referred to in sub-clause 8.1(a) above, the Escrow Agent will instruct the Transfer Agent to transfer the total number of New Shares for Telewest Bondholders holding Notes which are only eligible in Euroclear or Clearstream to the DTC custodian accounts of Euroclear or Clearstream. The Escrow Agent will advise Euroclear and Clearstream to deliver the relevant number of New Shares pro rata to Bondholders holding their Notes which are only eligible in Euroclear or Clearstream.

8.4

(a)         On receipt of the Distribution Notice referred to in sub-clause 8.1(b) above, the Escrow Agent shall transfer Telewest Jersey’s Initial Share Entitlement as Scheme Creditor in the Telewest Scheme to the Jersey Escrow Account.

(b)	On receipt of the New Shares into the Jersey Escrow Account referred to in sub-clause 8.4(a) above, Telewest Jersey will deliver to the Escrow Agent a Distribution Notice identifying the total number of New Shares to be distributed in the Initial Distribution to Jersey Bondholders.

(c)	On receipt of the Distribution Notice referred to in sub-clause 8.4(b) above, the Escrow Agent will instruct the Transfer Agent to transfer the total number of New Shares for Jersey Bondholders [into DTC]. The Escrow Agent will instruct [DTC] to distribute the relevant number of New Shares pro rata to the relevant [DTC] Participants.

8.5	On receipt of the Distribution Notice referred to in sub-clause 8.1(c) above, the Escrow Agent will instruct the Transfer Agent to transfer the total number of New Shares for Notified Scheme Creditors with Agreed Scheme Claims in accordance with sub-clauses 8.7 and 8.8 below.

8.6	The Escrow Agent will liaise with the Clearing Systems to arrange for the Notes to be cancelled on receipt of the New Shares into the Clearing Systems.

8.7	In respect of all Agreed Scheme Claims (including Scheme Claims of Eurobell Holders) other than Scheme Claims of Bondholders arising directly out of unpaid principal and interest under the Notes and the Scheme Claim of Telewest Jersey in the Telewest Scheme, Telewest or Telewest Jersey (as appropriate) will deliver to the Escrow Agent a duly completed Distribution Notice identifying each Notified Scheme Creditor or its Nominated Recipient to which the New Shares are to be transferred, the amount of New Shares or cash (as applicable) to be transferred and the manner of distribution of the Notified Scheme Creditor’s Initial Share Entitlement.

8.8	On receipt of a Distribution Notice requiring the Escrow Agent to transfer New Shares or cash to a Notified Scheme Creditor in accordance with the provisions of the Schemes and its Claim Form, the Escrow Agent shall transfer (or procure the transfer of) as soon as reasonably practicable to the relevant Notified Scheme Creditor or to that Notified Scheme Creditor’s Nominated Recipient (as appropriate) a number of New Shares or cash equal to that Notified Scheme Creditor’s Initial Share Entitlement.

8.9	To the extent that there are any fractional entitlements to New Shares in respect of any Agreed Scheme Claim, the fractional entitlements will be rounded down by the Escrow Agent. The Escrow Agent shall aggregate the fractional entitlements and will retain them in escrow for distribution in accordance with the Schemes on the Final Distribution Date.

8.10	In respect of duly completed Distribution Notices received on the day of the Bar Date (but after 5.00 p.m. London time), the Escrow Agent shall transfer the New Shares or cash in accordance with the instructions in the Distribution Notice on the Business Day immediately after the Bar Date.

8.11	In respect of duly completed Distribution Notices received after midnight on the day of the Bar Date, the Escrow Agent shall transfer the New Shares or cash in accordance with the instructions in the Distribution Notice within 2 Business Days of receipt of the Distribution Notice.

8.12	In respect of each Distribution Notice that directs the Escrow Agent to transfer New Shares in certificated form, the Escrow Agent shall instruct the Transfer Agent to transfer New Shares to the relevant Notified Scheme Creditor or the relevant Notified Scheme Creditor’s Nominated Recipient (as appropriate) in certificated form. Telewest or Telewest Jersey will procure that the Transfer Agent complies with the instructions of the Escrow Agent.

8.13	In respect of each Distribution Notice that directs the Escrow Agent to sell a Notified Scheme Creditor’s Share Entitlement, the Escrow Agent shall, in relation to the amount of New Shares represented by such Share Entitlement, sell on the Open Market and account to such Notified Scheme Creditor or that Notified Scheme Creditor’s Nominated Recipient, as the case may be, for the Net Proceeds of Sale.

8.14	The Escrow Agent will not distribute New Shares to a Notified Scheme Creditor or a Notified Scheme Creditor’s Nominated Recipient if the address supplied in the Claim Form is outside of the

United Kingdom or the USA and such distributions would or might, in the opinion of the Escrow Agent (subject to the prior consent from Telewest or Telewest Jersey), be unduly onerous or Telewest or Telewest Jersey (as applicable) directs the Escrow Agent that such distributions would, or might be, prohibited by any relevant law. In respect of those New Shares, if directed by Telewest or Telewest Jersey (as applicable), the Escrow Agent shall sell, as soon as reasonably practicable thereafter, or procure the sale of the same, on the Open Market and pay the Net Proceeds of Sale of them to the Notified Scheme Creditor or that Notified Scheme Creditor’s Nominated Recipient, in full satisfaction of that Notified Scheme Creditor’s rights under the Schemes. Any sale undertaken pursuant to such an instruction shall be deemed for the purposes of the Schemes to have been made at the request and authorisation of the relevant Notified Scheme Creditor.

8.15	To the extent that the Escrow Agent is directed to sell New Shares, the price, terms, timing and manner of such sale effected by the Escrow Agent in connection with or related to such sale shall be at the sole discretion of the Escrow Agent and the Escrow Agent shall have no Liability for any loss or alleged loss arising from such sale or a failure to procure any purchaser for such New Shares (save to the extent such loss or alleged loss is caused by the negligence, wilful default or fraud of the Escrow Agent).

9.	FINAL DISTRIBUTION UNDER THE SCHEMES

9.1	Subject to sub-clause 9.2 below, Telewest and/or Telewest Jersey (as applicable) will notify the Escrow Agent in writing of the Telewest Final Distribution Date and the Jersey Final Distribution Date.

9.2	In the event that there is no Telewest Final Distribution Date, Telewest will serve a Distribution Notice on the Escrow Agent confirming that there is no Telewest Final Distribution Date and directing the Escrow Agent to make a final distribution under the Jersey Scheme in accordance with sub-clause 9.4 below.

9.3	To the extent that any New Shares or cash remain in escrow after:

(a)	all Unresolved Claims and Disputed Claims have become Agreed Scheme Claims, and Scheme Creditors have received their Initial Share Entitlements in respect thereof, or have been conclusively rejected or have been withdrawn; and

(b)	all Initial Share Entitlements have been distributed,

upon notification from Telewest or Telewest Jersey (as applicable) the Escrow Agent shall transfer, subject to sub-clauses 9.4 and 9.5 below, all the remaining New Shares and cash held in escrow to each of the Scheme Creditors with Agreed Scheme Claims pro rata to the amount of their Agreed Scheme Claims.

9.4	In respect of Telewest Jersey, Telewest will deliver to the Escrow Agent a Distribution Notice identifying the relevant number of New Shares or cash to be transferred to Telewest Jersey as Scheme Creditor into the Jersey Escrow Account.

9.5	In respect of Bondholders, Telewest or Telewest Jersey (as applicable) will deliver to the Escrow Agent a Distribution Notice identifying the relevant number of New Shares or cash to be distributed to Bondholders in respect of each issue of Notes and the Escrow Agent shall instruct DTC, Euroclear or Clearstream (as applicable) to carry out the transfer.

9.6	In respect of all other Notified Scheme Creditors (other than Bondholders and Telewest Jersey), Telewest or Telewest Jersey (as applicable) will deliver to the Escrow Agent a Distribution Notice identifying the relevant number of New Shares or cash to be distributed to those Notified Scheme Creditors in accordance with the directions given in the Notified Scheme Creditor’s Claim Form, or as directed by Telewest or Telewest Jersey (as applicable).

9.7

To the extent that the provisions of the Schemes regarding fractional entitlements mean that there are New Shares remaining in escrow after the Final Distribution, the Escrow Agent shall aggregate the respective fractional entitlements and sell on the Open Market, or procure the sale of, the same. The Escrow Agent will remit the Net Proceeds of Sale or New Shares to the NSPCC. The price, terms, timing and manner of such sale effected by the Escrow Agent in connection with or related to such sale shall be at the sole discretion of the Escrow Agent and the Escrow Agent shall have no Liability for any loss or alleged loss arising from such sale or a failure to procure any purchaser for such New Shares (save to the extent such loss or alleged loss is caused by the negligence, wilful default or fraud of the Escrow Agent).

10.	TERMINATION DATE

10.1	On and following the Termination Date, no further Claim Forms will be accepted by or on behalf of Telewest or Telewest Jersey. On the Termination Date (or, to the extent that any Notified Scheme Claims are at that time in the process of being determined by the Independent Adjudicator, on the date of final determination of such Scheme Claim by the Independent Adjudicator), Telewest and/or Telewest Jersey will direct the Escrow Agent that the Net Proceeds of Sale of any New Shares and any cash remaining in the Escrow Accounts and not attributable to any Agreed Scheme Claim are to be released to the NSPCC.

10.2	Promptly after each Escrow Account ceases to have any cash or New Shares credited to it, the Escrow Agent shall, subject to obtaining the prior consent of Telewest and Telewest Jersey, arrange for that Escrow Account to be closed.

11.	RIGHTS, POWERS AND DUTIES OF THE ESCROW AGENT

11.1	The Escrow Agent, in its individual capacity or any other capacity, may exercise voting rights and any other rights whatsoever in respect of the New Shares and may deal with New Telewest with the same rights it would have if it were not the Escrow Agent. However, the Escrow Agent shall be under no obligation to exercise its voting rights or any other rights whatsoever in respect of the New Shares (save as may be required by law).

11.2	The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and any other duties, responsibilities and obligations agreed between Telewest or Telewest Jersey and the Escrow Agent and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be required to, and nor shall it, undertake any duties, responsibilities or obligations that are contrary to the terms of this Agreement. The Escrow Agent shall not be required to, and nor shall it, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement save where the same arises as a result of its negligence, misfeasance, breach of duty or wilful default. The Escrow Agent shall incur no liability to Telewest, Telewest Jersey or any other person for errors made by Notified Scheme Creditors (or their agents, advisers or representatives) on their Claim Forms, nor for any fraudulent or otherwise inaccurate Claim Form.

11.3	The Escrow Agent shall be under no obligation to accept or act upon any request or instructions issued by a Scheme Creditor other than with respect to a request or instruction on a Form of Proxy.

11.4	Save to the extent that Telewest, Telewest Jersey or any other person informs the Escrow Agent in writing of an error submitted on the Website, the Escrow Agent shall be entitled to rely on the information provided on the Website and shall not be responsible for its accuracy.

11.5	The Escrow Agent shall not be responsible for, or chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between the other parties, other than the Schemes and the explanatory statement to such Schemes dated • and such agreements, instruments or documents as may be specifically referred to in the Schemes and in this Agreement.

11.6	Each of Telewest, Telewest Jersey and Telewest UK (as applicable) agrees (subject as provided in sub-clause 11.7) to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including, but without limitation, reasonable legal fees, costs and disbursements and any taxes it may incur by being a trustee or otherwise of the New Shares) that the Escrow Agent may suffer or incur in connection with it acting in accordance with the Schemes or this Agreement or at the request or direction of Telewest, Telewest Jersey or Telewest UK provided that Telewest, Telewest Jersey and Telewest UK do so only in relation to their respective Schemes, except to the extent that such loss, liability, damage or expense arises from the Escrow Agent’s own negligence, misfeasance, breach of duty or wilful default or other breach by it of this Agreement.

11.7	In case any action shall be brought against the Escrow Agent (the indemnified person) in respect of which recovery may be sought from Telewest, Telewest Jersey or Telewest UK (as applicable) (the indemnifier), under sub-clause 11.6, the indemnified person shall promptly notify the indemnifier in writing. Subject to sub-clause 11.8, the indemnifier may participate at its own expense in the defence of any action.

11.8	If it so elects within a reasonable time after receipt of the notice referred to in sub-clause 11.7, the indemnifier may assume the defence of the action with legal advisers chosen by it. Notwithstanding such election the indemnified person may employ separate legal advisers, and the indemnifier shall bear the fees and expenses of such separate legal advisers, if:

(a)	the use of the legal advisers chosen by the indemnifier to represent the indemnified person would, in the sole opinion of the Escrow Agent, present such legal advisers with a conflict of interest;

(b)	the actual or potential defendants in, or targets of, any such action include both the indemnified person and the indemnifier and the indemnified person concludes that there may be legal defences available to it which are different from or additional to those available to the indemnifier; or

(c)	the indemnifier has not employed legal advisers satisfactory to the indemnified person to represent the indemnified person within a reasonable time after notice of the institution of such action.

If the indemnifier assumes the defence of the action, the indemnifier shall not be liable for any fees and expenses of legal advisers of the indemnified person incurred thereafter in connection with the action, except as stated above.

11.9	Telewest, Telewest Jersey and Telewest UK (as applicable) shall not be liable in respect of any settlement of any action effected without its consent, such consent not to be unreasonably withheld or delayed. Telewest, Telewest Jersey and Telewest UK (as applicable) shall not, without the prior written consent of the indemnified person, where the indemnified person is an actual, or is reasonably likely to be a potential, party to such claim or action, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of the indemnified person from all liability arising out of such claim or action and does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of the indemnified person.

11.10	The Escrow Agent may obtain and pay for such reasonable legal or other expert advice or services as it may reasonably consider necessary in relation to this Agreement, and may rely on the opinion of, or advice obtained from, any accountant, lawyer or other expert of good repute and shall incur no liability and shall be fully protected in acting in good faith in accordance with such opinion or advice.

11.11	The Escrow Agent shall be at liberty to hold this Agreement and any other documents relating to it or to deposit them in any part of the world with any banker or banking company or company whose business includes undertaking the safe custody of documents or lawyer or firm of lawyers considered by the Escrow Agent to be of good repute and the Escrow Agent shall not be responsible for or be required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit.

11.12	The Escrow Agent shall not (unless and to the extent ordered so to do by a court of competent jurisdiction) be required to disclose to any Notified Scheme Creditor any information (including, without limitation, information of a confidential, financial or price sensitive nature) made available to it by any other party to this Agreement or any other person in connection with this Agreement.

11.13	The Escrow Agent shall not be required to take any legal action or proceedings unless it has been indemnified and/or provided with security to its reasonable satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages, expenses and liabilities which it may incur by so doing.

11.14	Each of Telewest, Telewest Jersey and Telewest UK agrees (a) that it will not take any proceedings, or assert or seek to assert any claim, against any officer or employee of the Escrow Agent in respect of any claim it might have against the Escrow Agent or in respect of this Agreement and (b) that any officer or employee of the Escrow Agent may enforce this provision.

11.15	The Escrow Agent may (without any responsibility for any resulting loss) rely on:

(a)	any written communication, certificate, legal opinion or other document received or obtained by it in the course of performing its obligations under this Agreement and believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person; and

(b)	any written statement made to it in the course of, and as part of, performing its obligations under this Agreement by a director, officer, partner or employee of any person regarding any matters which may reasonably be assumed to be within the maker’s knowledge or within the maker’s power to verify.

11.16	Any opinion, advice or information described in sub-clause 11.15 on which the Escrow Agent relies or intends to rely may be sent or communicated by letter or facsimile transmission. The Escrow Agent shall not be liable for acting properly and in accordance with this Agreement on any opinion, advice or information which is so conveyed, unless the opinion, advice or information contains some error of which the Escrow Agent is aware or which is manifest.

11.17	The Escrow Agent may provide advisory or other services to or engage in any kind of business with any person party to, or affected by, the arrangements the subject of this Agreement and may do so without any obligation to account to or disclose any such arrangements to any person except to the extent that to do so would place the Escrow Agent in a position where it has a conflict of interest with its rights, duties and obligations in this Agreement or the Schemes. The Escrow Agent shall ensure that no employees or officers charged with the functions set out in this Agreement shall be involved in or assist in the provision of advice or other services to any other person in respect of the Schemes. The Escrow Agent shall maintain effective systems to ensure that no confidential information held by it as a result of its appointment as Escrow Agent under this Agreement regarding the Telewest Scheme or the Jersey Scheme shall be accessible to any employee of the Escrow Agent for purposes other than carrying out its duties as Escrow Agent.

11.18	The Escrow Agent may exercise any of its rights and perform any of its duties, obligations and responsibilities under this Agreement through its agents and employees and, provided that it has exercised reasonable care in the selection of any such agent or employee, shall not be responsible for any misconduct or omission on the part of, or be bound to supervise the proceedings or acts of, any such agent or employee save where the same arises as a result of its negligence or wilful default. Any such agent or employee which is engaged in any profession or business shall be entitled to charge and be paid all usual reasonable fees, expenses and other charges for its services.

11.19	The Escrow Agent may refrain from doing anything which would or might in its opinion be contrary to any law or any directive or regulation having the force of law to which it is subject or which would or might otherwise render it liable to any person and may do anything which is, in its reasonable opinion, necessary to comply with such law, directive or regulation.

12.	INVESTMENTS

12.1	The Escrow Agent must credit all interest earned (if any) and dividends or other cash received in respect of any assets in any Escrow Account (Profits) to the relevant cash account forming part of that Escrow Account until payment or transfer to Scheme Creditors and Shareholders, or to the NSPCC (if appropriate) in accordance with the provisions of this Agreement.

13.	TERMINATION

13.1	Upon closure of all of the Escrow Accounts in accordance with the terms of this Agreement, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder save for such obligations as may have arisen prior to such closure, which obligations have not as at the time of such closure been fulfilled or discharged.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Each of the parties to this Agreement represents and warrants to each of the others that it has the capacity, power and authority to enter into this Agreement and that the obligations assumed by it (if any) are legal, valid and binding obligations on it.

14.2	Each of the parties to this Agreement represents and warrants to each of the others that neither the execution by it, nor the performance by it of its respective obligations (if any) in accordance with the terms, of this Agreement will:

(a)	so far as that party is aware (which for these purposes and in respect of the Escrow Agent includes those employees of the Escrow Agent charged with the functions set out in this Agreement), violate or conflict with, or constitute a default under, any agreement or other obligation to which that party to its knowledge is subject or by which it is bound; or

(b)	so far as that party is aware, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgement, order or decree which is binding on it.

14.3	Each of the parties to this Agreement represents and warrants to each of the other parties that it has obtained the power, capacity and authority to execute, and perform its respective obligations (if any) in accordance with the terms of, this Agreement.

15.	FEES AND EXPENSES

15.1	The Escrow Agent shall be paid fees and expenses for its services under this Agreement in accordance with the fee letter between Telewest and the Escrow Agent, dated 16 March 2004.

15.2	If Telewest or Telewest Jersey asks the Escrow Agent to carry out any significant task outside the scope of this Agreement, the Escrow Agent may require a reasonable sum on account of expected fees and expenses and may decline to continue or begin such task until such payment is received by it.

16.	FURTHER ASSURANCE

16.1	The parties shall do and execute, or procure to be done and executed, all necessary acts, deeds and documents, including, but not limited to, giving the necessary instructions and/or notifications to DTC, Euroclear and/or Clearstream (and giving the necessary instructions to their solicitors, to effect the release of the contents of any of the Escrow Accounts in accordance with any termination of any of them pursuant to clause 13) and shall provide each other with commercially reasonable mutual support for the purposes of doing so to give effect to the terms of this Agreement.

17.	FURTHER TERMS AND CONDITIONS

17.1	If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Accounts (each a Judicial Notice), the Escrow Agent may comply therewith in any manner as it or legal counsel of its choosing deems appropriate; provided that, if reasonably practicable, it shall notify Telewest and/or Telewest Jersey (as appropriate) of such Judicial Notice received and shall use its best efforts to discuss the manner in which it proposes to comply with that Judicial Notice with Telewest and/or Telewest Jersey (as appropriate) prior to doing so. If the Escrow Agent complies with any Judicial Notice, it shall not be liable to any other person or entity even though such Judicial Notice may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

17.2	The Escrow Agent shall provide Telewest and Telewest Jersey with quarterly statements identifying the transactions, charges (if any) and Profits earned (if any) on the Escrow Accounts and undistributed balances of the Escrow Accounts.

17.3	Subject to the provisions of sub-clause 17.4, the Escrow Agent may resign at any time by giving to Telewest and Telewest Jersey not less than 60 days’ prior written notice.

17.4	If the Escrow Agent has given notice of resignation as provided in sub-clause 17.3, a successor escrow agent shall be appointed by Telewest and Telewest Jersey. A resignation of the Escrow Agent shall not become effective until a successor escrow agent is appointed. The Escrow Agent shall ensure that the successor escrow agent becomes the custodian of the Escrow Accounts and the successor escrow agent shall have all the rights, powers and duties of the Escrow Agent under this Agreement.

17.5	Telewest or Telewest Jersey (as appropriate) may terminate the Escrow Agent’s appointment under this Agreement at any time and with immediate effect by serving written notice on the Escrow Agent.

17.6	Upon termination of the Escrow Agent’s appointment, under sub-clause 17.3 or 17.5, the Escrow Agent shall ensure that Telewest or Telewest Jersey (or any successor escrow agent appointed) becomes custodian of the Escrow Accounts. The Escrow Agent shall deliver to Telewest or Telewest Jersey all books, records and documentation (including, for the avoidance of doubt, any Claim Forms received by the Escrow Agent) received or created by the Escrow Agent in connection with or in relation to this Agreement and/or the Schemes. The Escrow Agent shall cooperate fully with Telewest and Telewest Jersey and any such successor escrow agent, subject only to the reimbursement of its reasonable fees and expenses (including legal fees) in connection therewith.

17.7	None of the parties to this Agreement shall be in breach of its obligations (if any) under this Agreement as a result of any delay or non-performance of its obligations (if any) under this Agreement arising from any Force Majeure.

17.8	To the extent that the liquidators of Telewest and Telewest Jersey wish to close the liquidation whilst the obligations of Telewest and Telewest Jersey under the Telewest Scheme and the Jersey Scheme remain to be performed, Telewest UK has agreed to undertake to perform such obligations in the place of Telewest and Telewest Jersey provided always that such obligations do not involve the exercise of discretion on behalf of Telewest UK and, as such, are wholly of a mechanical nature, or, to the extent that such obligations would involve the exercise of discretion on behalf of Telewest UK, that the liquidators of Telewest and Telewest Jersey set out detailed and comprehensive instructions to Telewest UK as to how that discretion should be exercised. In no event, however, shall Telewest UK be obliged to perform any such obligation to the extent that it would, or may be likely to, prevent qualification of the Financial Restructuring as a tax-free reorganisation for US federal income tax purposes. Accordingly, any such obligations expressed in this Agreement to be performed by Telewest or Telewest Jersey will be novated to Telewest UK as at the date of the conclusion of the winding up of Telewest and Telewest Jersey (as applicable).

18.	COUNTERPARTS

18.1	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

19.	NOTICES

19.1	Any notice or other document to be served under this Agreement may be delivered or sent by post or facsimile process to the party to be served as follows:

Telewest Communications plc

Address:	160 Great Portland Street London W1W 5QA United Kingdom

Fax:	+44 20 7299 5495

For the attention of:	General Counsel

Telewest Finance (Jersey) Limited

Address:	160 Great Portland Street London W1W 5QA United Kingdom

Fax:	+44 20 7299 5495

For the attention of:	General Counsel

Telewest UK Limited

Address:	160 Great Portland Street London W1W 5QA United Kingdom

Fax:	+44 20 7299 5495

For the attention of:	General Counsel

With a copy to:

Address:	Fried, Frank, Harris, Shriver & Jacobson (London) LLP 99 City Road London EC1Y 1AX United Kingdom

Fax:	+44 20 7972 9602

For the attention of:	Timothy Peterson

Telewest Global, Inc.

Address:	c/o CT Corporation Systems 1209 Orange Street Wilmington Delaware 19801 United States of America

For the attention of:	General Counsel

With a copy to:

Address:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York NY 10004 United States of America

Fax:	+1 212 859 4000

For the attention of:	Brad Eric Scheler

The Bank of New York

Address:	101 Barclay Street New York NY 10286 United States of America

Fax:	+1 212 815 5802

With a copy to:

Address:	Corporate Trust Administration The Bank of New York One Canada Square London E14 5AL

Fax:	+44 20 7964 4895

For the attention of:	Trevor Blewer

or at such other address or facsimile number as it may have notified to the other parties in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

19.2	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class post or by prepaid airmail, as the case may be) or that the facsimile message was properly addressed and despatched and a confirmation of transmission was received, as the case may be.

20.	THIRD PARTY RIGHTS

20.1	No person, other than those set out in clause 11.14, who is not a party to this Agreement may enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement, in relation to which time shall be of the essence, is governed by, and shall be construed in accordance with, the laws of England. Each party irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement (together referred to as Proceedings) may be brought in such courts. Each party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the courts of England and any claim that any Proceedings have been brought in an inconvenient forum.

21.2	The Bank of New York appoints the General Manager at the London branch of The Bank of New York as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of such agent ceasing so to act it will immediately appoint another person as its agent for that purpose. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS of which this Agreement has been executed as a deed and has been delivered on the date which appears first on page 1.

EXECUTED and DELIVERED as a DEED for and on behalf of TELEWEST COMMUNICATIONS PLC acting by [ ] and [ ]	director
director/secretary

EXECUTED and DELIVERED as a DEED for and on behalf of TELEWEST FINANCE (JERSEY) LIMITED acting by [ ] and [ ]	director
director/secretary

EXECUTED and DELIVERED as a DEED for and on behalf of TELEWEST UK LIMITED acting by [ ] and [ ]	director

director/secretary

EXECUTED and DELIVERED as a DEED for and on behalf of TELEWEST GLOBAL, INC. acting by [ ] acting on the authority of that company in the presence of:

Witness signature

Name

Address

EXECUTED and DELIVERED as a DEED for and on behalf of THE BANK OF NEW YORK acting by [ ] acting on the authority of that company in the presence of:

Witness signature

Name

Address

SCHEDULE I

IN THE MATTER OF TELEWEST COMMUNICATIONS PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

UNDERTAKING

1	We, The Bank of New York, refer to the document containing the Explanatory Statement presently intended to be dated [ ] 2004 and to be despatched to certain creditors of Telewest Communications plc (“the Company”) and made available to certain other persons on that date in connection with the proposed scheme of arrangement in respect of the Company under Section 425 of the English Companies Act 1985 in its present form or with or subject to any modification or condition approved by English Court (“the Scheme”) and between the Company and certain creditors, a draft of which is annexed hereto and marked “A”.

2	We, The Bank of New York, hereby IRREVOCABLY AGREE AND UNDERTAKE with the [High Court of Justice of England and Wales] [the Royal Court of Jersey] to perform our designated functions and comply with our obligations as Escrow Agent respectively subject to and in accordance with the terms of the Escrow Agent Agreement dated [ ] between inter alios ourselves and the Company.

The Bank of New York